Exhibit 99.1

Bristol-Myers Squibb Reports Fourth Quarter Financial Results

•	Increases Fourth Quarter Revenues 22% to $5.2 Billion, 17% for Full Year to $19.4 Billion

•	Posts Fourth Quarter GAAP EPS of $0.53 and Non-GAAP EPS of $0.63

•	Announces Settlement and License Agreement to Resolve PD-1 Patent Litigation Against Merck

•	Achieves Important Regulatory Milestones for Opdivo

◦	Approved in the U.S. for Metastatic Squamous Cell Carcinoma of the Head and Neck

◦	Approved in Europe for Classical Hodgkin Lymphoma

•	Completes Strategic Transactions in Oncology and Fibrosis

•	Confirms 2017 GAAP EPS Guidance Range of $2.47 to $2.67 and Adjusts Non-GAAP EPS Guidance Range to $2.70 to $2.90

(NEW YORK, January 26, 2017) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the fourth quarter and full year of 2016, which were highlighted by strong sales for key products Opdivo and Eliquis, regulatory approvals for Opdivo in the U.S. and Europe, and strategic transactions in oncology and fibrosis that further strengthened the company’s pipeline.

“Bristol-Myers Squibb achieved outstanding operating and financial results in 2016, driven by strong commercial performance across our portfolio,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “In 2017, we will continue to advance our pipeline, drive strong commercial execution across the business and progress our broad portfolio of Immuno-Oncology medicines.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$5,243	$4,287	22%
GAAP Diluted EPS	0.53	(0.12)	**
Non-GAAP Diluted EPS	$0.63	$0.38	66%

	Full Year
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$19,427	$16,560	17%
GAAP Diluted EPS	2.65	0.93	**
Non-GAAP Diluted EPS	$2.83	$2.01	41%

** In excess of +/- 100%

FOURTH QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted fourth quarter 2016 revenues of $5.2 billion, an increase of 22% compared to the same period a year ago. Global revenues increased 24% adjusted for foreign exchange impact.

•
U.S. revenues increased 20% to $2.7 billion in the quarter compared to the same period a year ago. International revenues increased 25%. When adjusted for foreign exchange impact, international revenues increased 28%.

•	Gross margin as a percentage of revenue decreased from 77.8% to 73.6% in the quarter primarily due to product mix.

•	Marketing, selling and administrative expenses decreased 3% to $1.5 billion in the quarter.

•
Research and development expenses decreased 27% to $1.4 billion in the quarter due to lower charges resulting from business development transactions and in-process research and development impairments.

•	The effective tax rate was 17.3% in the quarter, compared to a benefit of 54.1% in the fourth quarter last year. Income taxes in both periods include net tax benefits attributed to specified items.

•
The company reported net earnings attributable to Bristol-Myers Squibb of $894 million, or $0.53 per share, in the quarter compared to a net loss of $197 million, or $0.12 per share, a year ago. The results in the fourth quarter of 2015 included per share after tax charges of $0.24 from the Five Prime Therapeutics, Inc. and Cardioxyl Pharmaceuticals, Inc. business development transactions and $0.08 for the transfer of the Erbitux® business in North America to Eli Lilly and Company.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.1 billion, or $0.63 per share, in the fourth quarter, compared to $647 million, or $0.38 per share, for the same period in 2015. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $9.1 billion, with a net cash position of $2.4 billion, as of December 31, 2016.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Product Sales/Business Highlights
Global revenues for the fourth quarter of 2016, compared to the fourth quarter of 2015, were driven by:

•	Opdivo, which grew by $835 million

•	Eliquis, which grew by $346 million or 57% increase

•	Orencia, which grew by 16%

•	Sprycel, which grew by 15%

•	Yervoy, which had sales of $264 million

Opdivo
Litigation

•
In January, the company and Ono Pharmaceutical Company, Ltd. (Ono) announced they signed a global patent license agreement with Merck & Co., Inc. to settle all patent-infringement litigation related to Merck’s PD-1 antibody Keytruda®. The agreement will result in the dismissal with prejudice of all patent litigation between the companies pertaining to Keytruda®.

Regulatory

•
In November, the company announced the U.S. Food and Drug Administration (FDA) approved Opdivo for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) with disease progression on or after platinum-based therapy.

•
In November, the company announced the European Commission approved Opdivo for the treatment of patients with relapsed or refractory classical Hodgkin lymphoma (cHL) after autologous stem cell transplant (ASCT) and treatment with brentuximab vedotin.

•	In December, the company and Ono announced Opdivo was approved in Japan for the treatment of patients with relapsed or refractory cHL.

•	In December, the company and Ono announced that Ono submitted a supplemental application for Opdivo for the treatment of unresectable advanced or recurrent gastric cancer.

•
In January, the company announced it decided not to pursue an accelerated regulatory pathway for the regimen of Opdivo plus Yervoy in first-line lung cancer in the U.S. based on a review of data available at this time. Because these are ongoing registrational studies, the company will not be providing additional details.

Clinical

•
In November, the company announced that ONO-4538-12, a Phase 3, randomized, double-blind clinical trial evaluating the efficacy and safety of Opdivo in patients with unresectable advanced or recurrent gastric cancer refractory to, or intolerant of, standard therapy, met its primary endpoint of overall survival. In January, the company announced the results from the trial.

•	In November, at the Society for Immunotherapy of Cancer Annual Meeting, the company announced new data and analysis from studies evaluating urelumab, lirilumab, Opdivo and the Opdivo + Yervoy regimen:

◦	Safety and efficacy data from a Phase 1/2 study of urelumab in combination with Opdivo in patients with hematologic and solid tumors, including biomarker analyses by level of PD-L1 expression.

◦
Interim efficacy analysis, announced by the company and Innate Pharma S.A., from a Phase 1/2 study of the combination of lirilumab and Opdivo in the cohort of advanced platinum refractory squamous cell carcinoma of the head and neck, including exploratory biomarker analyses of patient response by level of PD-L1 expression.

◦
CheckMate -032: Results from cohorts of the Phase 1/2 open-label trial investigating two combination schedules of Opdivo plus Yervoy in patients with locally advanced or metastatic urothelial carcinoma previously treated with platinum-based therapy.

•
In December, at the International Association for the Study of Lung Cancer World Conference on Lung Cancer, the company announced new data from studies evaluating Opdivo and the Opdivo + Yervoy regimen:

◦
Checkmate -012: Updated findings from the Phase 1b trial in chemotherapy-naïve advanced non-small cell lung cancer patients evaluating Opdivo monotherapy, or in combination with Yervoy at different doses and schedules.

◦	CheckMate -032: Updated results for Opdivo monotherapy and in combination with Yervoy in previously treated small cell lung cancer patients, a cohort of the Phase 1/2 open-label trial.

•
In December, during the American Society of Hematology Annual Meeting, the company and Seattle Genetics announced the first reported data from an ongoing Phase 1/2 clinical trial evaluating Adcetris® (brentuximab vedotin) in combination with Opdivo in relapsed or refractory cHL.

FOURTH QUARTER BUSINESS DEVELOPMENT UPDATE

•
In November, the company and Enterome announced a collaboration agreement for the discovery and development of microbiome-derived biomarkers, drug targets and bioactive molecules to be developed as potential companion diagnostics and therapeutics for cancer. Additionally, the collaboration will seek to identify novel microbiome-derived biomarkers in an effort to improve clinical outcomes for patients treated with Bristol-Myers Squibb’s Immuno-Oncology portfolio.

•
In November, the company and Infinity Pharmaceuticals announced a clinical trial collaboration to evaluate Bristol-Myers Squibb’s Opdivo in combination with Infinity’s IPI-549 in patients with advanced solid tumors.

•
In November, the company and Nitto Denko Corporation (Nitto) announced an agreement granting Bristol-Myers Squibb exclusive worldwide rights for the development and commercialization of Nitto’s investigational siRNA molecules targeting heat shock protein 47 (HSP47) in vitamin A containing formulations, which includes Nitto’s lead asset ND-L02-s0201, currently in Phase 1b study for the treatment of advanced liver fibrosis. The agreement also grants Bristol-Myers Squibb the option to receive exclusive licenses for HSP47 siRNAs in vitamin A containing formulations for the treatment of lung fibrosis and other organ fibrosis.

•
In November, the company announced a five-year research collaboration with the Johns Hopkins University designed to identify mechanisms of response and resistance in patients whose cancer is being treated with checkpoint inhibitor-based immunotherapies, including Opdivo monotherapy, or Opdivo in combination with Yervoy or other investigational immunotherapies.

•
In December, the company and PsiOxus Therapeutics, Ltd. announced an agreement granting Bristol-Myers Squibb exclusive worldwide rights to NG-348, a pre-clinical stage, “armed” oncolytic virus with the goal of addressing solid tumors.

•	In December, the company and Calithera Biosciences announced a clinical collaboration to evaluate Opdivo in combination with CB-839 in clear cell renal cell carcinoma.

•
In January, the company announced a new clinical research collaboration to evaluate the combination of Opdivo and Janssen’s CD38-directed cytolytic antibody Darzalex® in Phase 1b/2 clinical studies in multiple myeloma and solid tumors including non-small cell lung cancer, pancreatic cancer, colorectal cancer , triple negative breast cancer and head and neck cancer.

•
In January, the company and GeneCentric Diagnostics, Inc. announced a research collaboration to explore whether the application of GeneCentric’s Cancer Subtype Platform (CSP) might be able to identify translational biomarkers for Opdivo. Additionally, GeneCentric announced it had secured equity funding from the company to support the clinical development of its CSP and new research laboratory.

2017 FINANCIAL GUIDANCE

Bristol-Myers Squibb is confirming its 2017 GAAP EPS guidance range of $2.47 - $2.67 and is adjusting its non-GAAP EPS guidance range from $2.85 - $3.05 to $2.70 - $2.90. Both GAAP and non-GAAP guidance assume current exchange rates. 2017 GAAP and non-GAAP line-item guidance assumptions include:

•	Worldwide revenues increasing in the low-single digits.

•	Gross margin as a percentage of revenue to be approximately 72% to 73% for both GAAP and non-GAAP.

•	Marketing, selling and administrative expenses decreasing in the mid- to high-single digit range for both GAAP and non-GAAP.

•	Research and development expenses increasing in the high-single digit range for both GAAP and non-GAAP.

•	An effective tax rate of approximately 21% for both GAAP and non-GAAP.

As previously announced in the third quarter of 2016, the company’s operating model is evolving, to drive the company’s continued success in the near- and long-term. The majority of costs are expected to be incurred by 2020. Although GAAP operating expenses may increase initially as restructuring and other charges are incurred relating to this evolution, the company expects non-GAAP operating expenses to be roughly flat with 2016 levels through 2020.

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The guidance also assumes no generic entry for Sprycel in Europe following the appeal of the European Patent Office’s decision. The non-GAAP guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling GAAP amounts to non-GAAP amounts, with non-GAAP reflecting specified items are provided in supplemental materials attached to this press release and available on the company’s website.

Erbitux® is a trademark of ImClone LLC.
Keytruda® is a trademark of Merck & Co., Inc.
Adcetris® is a trademark of Seattle Genetics, Inc.
Darzalex® is a trademark of Janssen Biotech, Inc.
Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, pension, legal and other contractual settlement charges and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.
There will be a conference call on January 26, 2017 at 10:30 a.m. EST during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 60705823. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EST on January 26, 2017 through 11:59 p.m. EST on February 9, 2017. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 855-859-2056 or international 404-537-3406, confirmation code: 60705823.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Three Months Ended December 31,
Key Products
Oncology
Empliciti	$47	$3	**	$36	$3	**
Erbitux(a)	—	—	—	—	—	—
Opdivo	1,310	475	**	715	410	74%
Sprycel	494	429	15%	267	228	17%
Yervoy	264	265	—	202	164	23%
Cardiovascular
Eliquis	948	602	57%	539	335	61%
Immunoscience
Orencia	625	540	16%	423	372	14%
Virology
Baraclude	296	309	(4)%	17	27	(37)%
Hepatitis C Franchise	226	458	(51)%	82	212	(61)%
Reyataz Franchise	206	272	(24)%	117	142	(18)%
Sustiva Franchise	246	312	(21)%	212	269	(21)%
Neuroscience
Abilify(b)	31	39	(21)%	—	7	(100)%

Mature Products and All Other	550	583	(6)%	95	94	1%

Total	$5,243	$4,287	22%	$2,705	$2,263	20%

**	In excess of +/- 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Twelve Months Ended December 31,
Key Products
Oncology
Empliciti	$150	$3	**	$133	$3	**
Erbitux	—	501	(100)%	—	487	(100)%
Opdivo	3,774	942	**	2,664	823	**
Sprycel	1,824	1,620	13%	969	829	17%
Yervoy	1,053	1,126	(6)%	802	602	33%
Cardiovascular
Eliquis	3,343	1,860	80%	1,963	1,023	92%
Immunoscience
Orencia	2,265	1,885	20%	1,532	1,271	21%
Virology
Baraclude	1,192	1,312	(9)%	66	135	(51)%
Hepatitis C Franchise	1,578	1,603	(2)%	827	323	**
Reyataz Franchise	912	1,139	(20)%	484	591	(18)%
Sustiva Franchise	1,065	1,252	(15)%	901	1,041	(13)%
Neuroscience
Abilify	128	746	(83)%	—	600	(100)%

Mature Products and All Other	2,143	2,571	(17)%	379	460	(18)%

Total	$19,427	$16,560	17%	$10,720	$8,188	31%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net product sales	$4,814	$3,862	$17,702	$14,045
Alliance and other revenues	429	425	1,725	2,515
Total Revenues	5,243	4,287	19,427	16,560

Cost of products sold	1,383	952	4,946	3,909
Marketing, selling and administrative	1,461	1,501	4,911	4,841
Research and development	1,400	1,916	4,940	5,920
Other (income)/expense	(87)	328	(1,285)	(187)
Total Expenses	4,157	4,697	13,512	14,483

Earnings/(Loss) Before Income Taxes	1,086	(410)	5,915	2,077
Provision for/(Benefit from) Income Taxes	188	(222)	1,408	446

Net Earnings/(Loss)	898	(188)	4,507	1,631
Net Earnings Attributable to Noncontrolling Interest	4	9	50	66
Net Earnings/(Loss) Attributable to BMS	$894	$(197)	$4,457	$1,565

Average Common Shares Outstanding:
Basic	1,672	1,669	1,671	1,667
Diluted	1,680	1,669	1,680	1,679

Earnings/(Loss) per Common Share
Basic	$0.53	$(0.12)	$2.67	$0.94
Diluted	$0.53	$(0.12)	$2.65	$0.93

Other (Income)/Expense
Interest expense	$40	$43	$167	$184
Investment income	(24)	(27)	(105)	(101)
Provision for restructuring	68	68	109	118
Litigation and other settlements	(1)	145	47	159
Equity in net income of affiliates	(12)	(16)	(77)	(83)
Divestiture (gains)/losses	(2)	174	(576)	(196)
Royalties and licensing income	(140)	(125)	(719)	(383)
Transition and other service fees	(54)	(31)	(238)	(122)
Pension charges	25	49	91	160
Intangible asset impairment	—	—	15	13
Equity investment impairment	—	—	45	—
Written option adjustment	—	—	—	(123)
Loss on debt redemption	—	—	—	180
Other	13	48	(44)	7
Other (income)/expense	$(87)	$328	$(1,285)	$(187)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Cost of products sold(a)	$6	$10	$21	$84

Marketing, selling and administrative	—	4	—	10

License and asset acquisition charges	130	554	439	1,679
IPRD impairments	13	160	13	160
Accelerated depreciation and other	43	27	83	44
Research and development	186	741	535	1,883

Provision for restructuring	68	65	109	115
Divestiture (gains)/losses	—	171	(559)	(187)
Pension charges	25	49	91	160
Written option adjustment	—	—	—	(123)
Litigation and other settlements	—	143	40	158
Intangible asset impairment	—	—	15	13
Loss on debt redemption	—	—	—	180
Royalties and licensing income	(10)	—	(10)	—
Other (income)/expense	83	428	(314)	316

Increase to pretax income	275	1,183	242	2,293

Income tax on items above	(105)	(339)	51	(480)

Increase to net earnings	$170	$844	$293	$1,813

(a)	Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended December 31, 2016			Twelve Months Ended December 31, 2016
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,860	$6	$3,866	$14,481	$21	$14,502
Marketing, selling and administrative	1,461	—	1,461	4,911	—	4,911
Research and development	1,400	(186)	1,214	4,940	(535)	4,405
Other (income)/expense	(87)	(83)	(170)	(1,285)	314	(971)
Earnings Before Income Taxes	1,086	275	1,361	5,915	242	6,157
Provision for Income Taxes	188	(105)	293	1,408	51	1,357

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$894	$170	$1,064	$4,457	$293	$4,750

Average Common Shares Outstanding - Diluted	1,680	1,680	1,680	1,680	1,680	1,680
Diluted Earnings Per Share	$0.53	$0.10	$0.63	$2.65	$0.18	$2.83

Effective Tax Rate	17.3%	4.2%	21.5%	23.8%	(1.8)%	22.0%

	Three Months Ended December 31, 2015			Twelve Months Ended December 31, 2015
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,335	$10	$3,345	$12,651	$84	$12,735
Marketing, selling and administrative	1,501	(4)	1,497	4,841	(10)	4,831
Research and development	1,916	(741)	1,175	5,920	(1,883)	4,037
Other (income)/expense	328	(428)	(100)	(187)	(316)	(503)
Earnings/(Loss) Before Income Taxes	(410)	1,183	773	2,077	2,293	4,370
Provision for/(Benefit from) Income Taxes	(222)	(339)	117	446	(480)	926

Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation	$(197)	$844	$647	$1,565	$1,813	$3,378

Average Common Shares Outstanding - Diluted(b)	1,669	1,681	1,681	1,679	1,679	1,679
Diluted Earnings/(Loss) Per Share	$(0.12)	$0.50	$0.38	$0.93	$1.08	$2.01

Effective Tax Rate	54.1%	(39.0)%	15.1%	21.5%	(0.3)%	21.2%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.
(b)	Difference between GAAP and Non-GAAP Diluted Shares Outstanding for the three months ended December 31, 2015 relates to incremental shares attributable to share-based compensation plans.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF DECEMBER 31, 2016 AND SEPTEMBER 30, 2016
(Unaudited, dollars in millions)

	December 31, 2016	September 30, 2016
Cash and cash equivalents	$4,237	$3,432
Marketable securities - current	2,113	2,128
Marketable securities - non-current	2,719	3,035
Cash, cash equivalents and marketable securities	9,069	8,595
Short-term borrowings and current portion of long-term debt	(992)	(990)
Long-term debt	(5,716)	(5,836)
Net cash position	$2,361	$1,769